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                                                             EXHIBIT 99.1




Media Contact:
Kathyrn R. Bloom
Director of Communications
Biogen, Inc.
tel:(617)679-2837
Internet:Kathryn_Bloom@mail.Biogen.com

Investment Community Contact:
Richard E.N. Lundberg
Manager of Investors Relations
Biogen, Inc.
tel:(617)679-2822


                                               FOR IMMEDIATE RELEASE

            BIOGEN SAYS BERLEX PATENT SUIT IS WITHOUT MERIT AND WILL
                 NOT AFFECT MARKET LAUNCH OF AVONEX[Trademark]

Cambridge, MA (July 3, 1996) -- Biogen, Inc. (NASDAQ/BGEN) said today it considered the suit filed by Berlex Laboratories on the so-called "McCormick" patent to be completely without merit and another desperate attempt to keep AVONEX[Trademark] off the market. AVONEX[Trademark] is the only drug proven to slow the progression of disability in people with multiple sclerosis.

Seperately Biogen announced that, due to Berlex's past threats, it was not surprised by this action and sued Berlex Laboratories on May 3, 1996, in the United States District Court of Massachusetts, for a declaratory judgement that the McCormick patent is invalid and that Biogen does not infringe it in any case.

Biogen Chairman James L. Vincent said, "Berlex has known for some time the competitive challenge AVONEX[Trademark] will pose to the Berlex product. They continue to try to substitute the courtroom for the marketplace as the competitive arena. We do not expect this action will in any way impede our making AVONEX[Trademark] available to the multiple sclerosis community, and we are fully confident that we will prevail both in court and in the marketplace."
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Page 2       Biogen Says Berlex Patent Suit Is Without Merit


With regard to an earlier suit by Berlex against the FDA and Biogen, alleging that FDA had violated its own procedure and the Orphan Drug Law in approving AVONEX[Trademark], the FDA today asked Judge James Robertson of the United States District Court for the District of Columbia to dismiss the case. In asking for the dismissal, the FDA stated, "Allowing this type of lawsuit to go forward does nothing but encourage companies to use the courts to stifle competition and second-guess a highly scientific regulatory decision". Biogen indicated that it will be supporting and expanding upon the FDA's motion next week, and that it expects a prompt and successful hearing on the merits.

In addition, Biogen announced that it has been notified that ASTA Medica Aktiengesselschaft of Dredsen, Germany, has filed for an arbitration against Biogen with the International Chamber of Commerce (ICC) in Paris. In its complaint, ASTA alleges that Biogen's 1993 termination of a 1989 agreement licensing ASTA to market recombinant interferon beta in certain European territories was ineffective. This Agreement also included Bioferon, a Biogen joint venture that declared bankruptcy in 1993.

The ASTA complaint asks that an ICC panel declare that the 1989 license is still in force and, in the alternative, seeks approximately five million dollars in damages. The territories included in the 1989 license were Austria, Belgium, Denmark, Finland, France, Greece, Iceland, Ireland, Luxembourg, The Netherlands, Norway, Portugal, Sweden, Switzerland and the United Kingdom. The arbitration will take place in Zurich under Swiss law. Biogen said it considers the ASTA claims to be without merit.

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in discovering and developing novel drugs for human healthcare through genetic engineering. The Company's revenues are generated from U.S. sales of AVONEX[Trademark] (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis, and from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen is focused primarily on developing, testing and marketing products for multiple sclerosis, inflammatory and respiratory diseases, and certain viruses and cancers.


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